Exhibit 99.1
Ensco International Incorporated 500 North Akard Suite 4300 Dallas, TX 75201-3331 Phone: (214) 397-3000 www.enscointernational.com	News Release

Ensco International Reports on Status of Operations in Venezuela

Dallas, Texas, January 28, 2009 ... Ensco International Incorporated (NYSE: ESV) announced today that Petrosucre, a subsidiary of the Venezuelan national oil company PDVSA, has assumed control of drilling operations on ENSCO 69 in Venezuela in an ongoing dispute over Petrosucre's non-payment of past due invoices under a drilling contract for the ENSCO 69 jackup drilling rig.

When Petrosucre failed to honor recent commitments to pay past due amounts, Ensco suspended drilling operations upon completion of the well in progress pending payment of past due amounts. Petrosucre resumed ENSCO 69 drilling operations under observation by Ensco supervisory rig personnel, with Petrosucre employees and some of the Venezuelan rig crews that were utilized by Ensco. Petrosucre has advised Ensco that it temporarily is taking over operations on the rig and that Ensco is free to terminate the contract and remove the rig. Senior representatives of Ensco and Petrosucre currently are engaged in discussions and exchanging correspondence regarding their respective contractual rights and obligations.

Dan Rabun, Chairman, President and Chief Executive Officer of Ensco, commented: "We have a long history of successful operations in Venezuela and have maintained a strong working relationship with PDVSA over many years. We remain committed to providing the same standard of safe and reliable services to PDVSA as we have in the past, and we are hopeful that the situation involving ENSCO 69 soon can be resolved to the mutual satisfaction of Petrosucre and Ensco."

ENSCO 69 commenced its current contract with Petrosucre in August 2008. The contract calls for a two-year term at a day rate in the mid- $180,000 range. Currently, the total receivable balance is approximately $35.5 million. The rig is insured for $65 million.

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations, projections, confidence, schedules, or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import. The forward-looking statements include, but are not limited to, statements concerning future operations in general and the resolution of the pending dispute with Petrosucre in particular, past and future contractual and insurance obligations regarding ENSCO 69, future mobilization, relocation or other movement of rigs and timing thereof; and statements regarding the likely outcome of contractual disputes, outstanding receivables, litigation, legal proceedings, investigations or claims and the timing thereof.

Forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Numerous general and specific factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, (i) industry conditions and competition, including changes in rig supply and demand or new technology, (ii) risks associated with the current global economic crisis and its impact upon capital markets and liquidity, (iii) prices of oil and natural gas in general, and the recent precipitous drop in prices in particular, and the impact of commodity prices upon future levels of drilling activity and expenditures, (iv) material changes in recognition of revenue resulting from the deferral of revenues payable by our customers for mobilization of our drilling rigs, waiting on weather or time in shipyards that are deferred until we commence drilling operations, (v) excess rig availability or supply resulting from delivery of new drilling rigs, (vi) heavy concentration of our rig fleet in premium jackups, (vii) cyclical nature of the industry, (viii) worldwide expenditures for oil and gas drilling, (ix) operational risks, including hazards created by severe storms and hurricanes, (x) risks associated with offshore rig operations or rig relocations in general, and in foreign jurisdictions in particular, (xi) renegotiation, nullification or breach of contracts or letters of intent with customers or other parties, including failure to negotiate definitive contracts following announcements or receipt of letters of intent, (xii) changes in the dates new contracts actually commence, (xiii) changes in the dates our rigs will enter a shipyard, be delivered, return to or enter service, (xiv) risks inherent to domestic and foreign shipyard rig construction, repair or enhancement, including risks associated with concentration of our ENSCO 8500 Series® rig construction contracts in a single foreign shipyard, unexpected delays in equipment delivery and engineering or design issues following shipyard delivery, (xv) availability of transport vessels to relocate rigs, (xvi) environmental or other liabilities, risks or losses, whether related to hurricane equipment damage, losses or liabilities (including wreckage or debris removal) in the Gulf of Mexico or otherwise, that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xvii) limited availability of economic insurance coverage for certain perils such as hurricanes in the Gulf of Mexico or associated removal of wreckage or debris, (xviii) self-imposed or regulatory limitations on drilling locations in the Gulf of Mexico during hurricane season, (xix) impact of current and future government laws and regulation affecting the oil and gas industry in general and our operations in particular, including taxation as well as repeal or modification of same, (xx) government action, political and economic uncertainties, (xxi) our ability to attract and retain skilled personnel, (xxii) expropriation, nationalization, deprivation, terrorism or military action impacting our operations, assets or financial performance, (xxiii) outcome of negotiations, litigation, legal proceedings, investigations or claims, (xxiv) adverse changes in foreign currency exchange rates, (xxv) potential reduction in fair value of our auction rate securities, and (xxvi) other risks as described from time to time as Risk Factors and otherwise in the Company's SEC filings.

Copies of such SEC filings may be obtained at no charge by contacting our investor relations department at 214-397-3045 or by referring to the investor relations section of our website at http://www.enscointernational.com. All information in this press release is as of January 28, 2009. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

Ensco, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

ENSCO Contact: Richard LeBlanc, (214) 397-3011